Exhibit 99.1

[FOR IMMEDIATE RELEASE]

THE TAIWAN FUND, INC.
ANNOUNCES REVISED INVESTMENT APPROACH

     New York, New York, May 13, 2004 – The Taiwan Fund, Inc. announced today that the Fund will adopt a revised portfolio management approach in which 100% of the Fund’s portfolio of equity securities will be actively managed. During the past several years, the Fund’s investment advisor, HSBC Asset Management (Taiwan) Limited (“HSBC Taiwan”), has been using an approach where a core portfolio representing approximately 65% of the Fund’s equity securities has been managed generally in line with the Taiwan Stock Exchange Index, with the remaining 35% actively managed without regard to the Index.

     After questions were raised last year by a large Fund shareholder regarding the performance of the Fund’s investment advisor, the Fund’s Board of Directors undertook a comprehensive review of the advisor’s past performance and the possibility of replacing it. The Board of Directors also carefully reviewed the advisability of continuing with the active/core portfolio management approach and also whether it would be advisable for the Fund to change its investment focus, for example to a Greater China focus. On the basis of this review, the Board of Directors has determined that the Fund should continue (subject to annual reapproval by the Board as required by the Investment Company Act) with HSBC Taiwan as its investment advisor. This decision reflects a number of significant improvements made by HSBC Taiwan with respect to its portfolio management capabilities, including the appointment of a new portfolio manager for the Fund, Mr. Victor Shih, and a new Chief Investment Officer for HSBC Taiwan, Winnie Tiao. In addition, the Board determined that the Fund should retain its existing focus on investing primarily in equity securities of Taiwan companies listed on the Taiwan Stock Exchange. The Board determined that a full active portfolio management approach would maximize the Fund’s ability to achieve superior investment returns, particularly given the new high quality portfolio management resources acquired by HSBC Taiwan.

     The Board of Directors will continue to closely and actively monitor the performance of HSBC Taiwan using this new approach and will make any adjustments it considers appropriate.

     The Fund is a diversified closed-end investment company which seeks long term capital appreciation primarily through investments in equity securities listed on the Taiwan Stock Exchange. Shares of the Fund are listed on the New York Stock Exchange under the ticker symbol “TWN”. For additional information on the Fund, including information on the Fund’s holdings, please call 1-800-636-9242, or visit the Fund’s website at www.thetaiwanfund.com.

Contact:	Belinda Hernandez State Street Bank & Trust Co. 617-662-3800